EXHIBIT 3.3

CODE OF ETHICS

Adopted February 10, 2015

1. General

     This Code of Ethics (“Code”) sets forth the guiding principles by which General Finance Corporation and its subsidiaries (collectively, the “Company”) operate and conduct business worldwide. These principles apply to all of the Company directors, officers, employees, independent contractors, consultants and others who do business with Company.

2. Principles and Ethics

     Each Company director, officer, employee, independent contractor and consultants will adhere to the following principles and responsibilities, which will govern his or her professional conduct and ethics:

     A. Act with honesty and integrity;

     B. Persons subject to the Code are expected to act in the best interests of the Company and to avoid actual or apparent conflicts of interest.  A "conflict of interest" exists when an employee's personal interest interferes with the best interests of the Company or impairs the judgment of a person subject to the Code.

     C. Provide constituents with information that is full, accurate, complete, objective, relevant, timely and understandable, and, in the case of the Chief Executive Officer and the Chief Financial Officer, review the annual and quarterly reports before certifying and filing them with the U.S. Securities and Exchange Commission (the “SEC”);

     D. Comply with all applicable laws, rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

     E. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting materials facts or allowing independent judgment to be subordinated;

     F. Respect the confidentiality of information (whether about the Company or any other person or entity) acquired in the course of business except when authorized or otherwise legally obligated to disclose the information and under no circumstance use such confidential information acquired in the course of business for personal advantage;

     G. Actively promote ethical behavior among the Company’s employees and as a responsible partner with industry peers and associates;

     H. Maintain control over and responsibly manage all assets and resources of the Company employed by or entrusted to him or her by the Company;

     I. Report illegal or unethical conduct by any director, officer, employee, independent contractor or consultant that has occurred, is occurring or may reasonably be expected to occur, including any potential violations of this Code or any other codes of business conduct or ethics of the Company, such report to be made to the Chief Executive Officer or any member of the Company’s Audit Committee; and

     J. Comply with this Code and any other codes of business conduct or ethics of the Company.

3.   Violations

     Any director, officer, employee, independent contractor or consultant who violates the standards of this Code shall be subject to disciplinary action, up to and including termination of employment.

4.   Waivers

     There shall be no waiver of, modification of or change to any part of this Code, except by a vote of the Company’s Board of Directors (the “Board”) or a duly authorized committee of the Board. If a waiver of, modification of or change to this Code is granted or made, then the notice of such waiver, modification or change shall be posted on the Company’s website within five business days of the vote of the Board or committee of the Board or shall be disclosed otherwise as required by applicable law and/or the NASDAQ Stock Market or SEC rules or regulations. Any such notices posted on the Company website shall remain there for a period of at least 12 months and shall be retained in the Company’s files as required by law.

5.  Interpretations of the Code

     Persons subject to the Code who are unsure whether their conduct or the conduct of others complies with the Code should contact their manager, the Human Resources Department or the Legal Department. Employees may also report any suspected noncompliance with the Code to their manager, the Human Resources Department or the Legal Department or as provided in the Company’s Whistleblower Policy.